PGIM, Inc.

655 Broad Street – 9th Floor
Newark, New Jersey 07102

May 1, 2022

PGIM Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

Re:  PGIM ESG Short Duration Multi-Sector Bond Fund (the “Fund”)

To whom it may concern:

PGIM, Inc., on behalf of its business unit PGIM Fixed Income (“PGIM”), as subadviser to the Fund, hereby acknowledges that PGIM Investments LLC (“PGIM Investments”) has entered into a waiver agreement with the Fund (“Management Fee Waiver”) requiring PGIM Investments to waive the portion of its management fee attributable to the Fund’s investment in a U.S. registered exchange-traded fund advised by PGIM Investments and subadvised by PGIM (“PGIM ETF”). PGIM hereby agrees to waive any subadvisory fees it is entitled to receive from PGIM Investments attributable to the Fund’s investment in a PGIM ETF. This waiver will become effective at any time the Fund invests in the PGIM ETF and will remain in effect so long as the Fund is invested or intends to invest in the PGIM ETF and the Management Fee Waiver is in effect.

Very truly yours,

PGIM, Inc.

By: /s/ Daniel Malooly
Name: Daniel Malooly
Title: Vice President